PRINCIPAL FUNDS, INC
CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this December 30, 2013 by and between Principal Funds, Inc. (the “Fund”) and Principal Funds Distributor, Inc. (the “Distributor”) (together, the “Parties”).

The Distributor hereby agrees to waive its Distribution and/or Service Fees (“12b-1 fees”) to the extent necessary to limit the total 12b-1 fees (expressed as a percent of average net assets on an annualized basis) to the following level for the following Series ending on the disclosed date:

Series	Class	Waiver	Expiration
Bond & Mortgage Securities Fund	J	0.01%	02/28/2015
Bond Market Index Fund	J	0.01%	12/31/2014
Diversified International Fund	J	0.01%	02/28/2015
Government & High Quality Bond Fund	J	0.01%	02/28/2015
Income Fund	J	0.01%	02/28/2015
Inflation Protection Fund	J	0.01%	02/28/2015
International Emerging Markets Fund	J	0.01%	02/28/2015
LargeCap Blend Fund II	J	0.01%	02/28/2015
LargeCap Growth Fund	J	0.01%	02/28/2015
LargeCap Growth Fund I	J	0.01%	02/28/2015
LargeCap Growth Fund II	J	0.01%	02/28/2015
LargeCap S&P 500 Index Fund	J	0.01%	02/28/2015
LargeCap Value Fund	J	0.01%	02/28/2015
LargeCap Value Fund III	J	0.01%	02/28/2015
MidCap Fund	J	0.01%	02/28/2015
MidCap Growth Fund	J	0.01%	02/28/2015
MidCap Growth Fund III	J	0.01%	02/28/2015
MidCap S&P 400 Index Fund	J	0.01%	02/28/2015
MidCap Value Fund I	J	0.01%	02/28/2015
MidCap Value Fund III	J	0.01%	02/28/2015
Money Market Fund	J	0.01%	02/28/2015
Preferred Securities Fund	J	0.01%	12/31/2014
Principal LifeTime 2010 Fund	J	0.01%	02/28/2015
Principal LifeTime 2020 Fund	J	0.01%	02/28/2015
Principal LifeTime 2030 Fund	J	0.01%	02/28/2015
Principal LifeTime 2040 Fund	J	0.01%	02/28/2015
Principal LifeTime 2050 Fund	J	0.01%	02/28/2015
Principal LifeTime 2060 Fund	J	0.01%	02/28/2015
Principal LifeTime Strategic Income Fund	J	0.01%	02/28/2015
Real Estate Securities Fund	J	0.01%	02/28/2015
SAM Balanced Portfolio	J	0.01%	02/28/2015
SAM Conservative Balanced Portfolio	J	0.01%	02/28/2015
SAM Conservative Growth Portfolio	J	0.01%	02/28/2015
SAM Flexible Income Portfolio	J	0.01%	02/28/2015
SAM Strategic Growth Portfolio	J	0.01%	02/28/2015
Short-Term Income Fund	J	0.01%	02/28/2015
SmallCap Blend Fund	J	0.01%	02/28/2015
SmallCap Growth Fund I	J	0.01%	02/28/2015
SmallCap Growth Fund II	J	0.01%	02/28/2015
SmallCap S&P 600 Index Fund	J	0.01%	02/28/2015
SmallCap Value Fund II	J	0.01%	02/28/2015

The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL FUNDS, INC.	PRINCIPAL FUNDS DISTRIBUTOR, INC.

/s/ Nora Everett	/s/ Michael J. Beer
By: _______________________________________	By: _______________________________________
Name: Nora M. Everett	Name: Michael J. Beer
Title: Chair, President, and Chief Executive Officer	Title: Executive Vice President

PRINCIPAL FUNDS, INC.

/s/ Beth C. Wilson
By: _______________________________________
Name: Beth C. Wilson
Title: Secretary and Vice President